                                                                    EXHIBIT 99.1



FROM:                               FOR:
Padilla Speer Beardsley Inc.        Synovis Life Technologies, Inc.
1101 West River Parkway             2575 University Ave.
Minneapolis, Minnesota 55415        St. Paul, Minnesota 55114

CONTACT:                            CONTACT:
Nancy A. Johnson                    Karen Gilles Larson, President and CEO
(612) 455-1700                      Connie Magnuson, CFO
                                    (651) 603-3700


FOR IMMEDIATE RELEASE

SYNOVIS LIFE TECHNOLOGIES REVENUE GROWS 27 PERCENT AND
NET INCOME GAINS 67 PERCENT IN FISCAL FOURTH QUARTER

FISCAL 2003 EPS OF 47 CENTS ON REVENUE OF $58 MILLION

         ST. PAUL, Minn., Dec. 3, 2003 -- Synovis Life Technologies, Inc. (NASDAQ: SYNO), today reported strong growth in revenue, operating income, net income and earnings per share for the fourth quarter and fiscal year ended October 31, 2003.

         Consolidated net revenue increased 27 percent to $14.9 million in the fourth quarter of fiscal 2003 from $11.8 million in the year-earlier period. Operating income rose 54 percent over the year-ago quarter to $2.0 million. The company posted a 67 percent gain in net income to $1.5 million, or 13 cents per diluted share, versus $878,000, or nine cents per diluted share, in the fourth quarter of fiscal 2002.

         For fiscal 2003, consolidated net revenue rose 45 percent to $58.0 million from $40.0 million in the prior fiscal year. This increase is an acceleration over the 40 percent revenue growth rate between fiscal 2002 and fiscal 2001. In fiscal 2003, operating income grew 61 percent to $7.3 million compared to $4.6 million in the prior fiscal year. Consolidated net income reached $5.0 million, or 47 cents per diluted share, in fiscal 2003, up from $3.0 million, or 31 cents per diluted share, in fiscal 2002.

         In September, the company significantly strengthened its balance sheet by adding $36.5 million in net proceeds from a private investment of public equity (PIPE) financing involving




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Synovis Life Technologies, Inc.
December 3, 2003
Page 2


the placement of 1.5 million shares for $39 million. As a result of the placement, the company's outstanding shares increased 16 percent. The additional shares reduced fourth-quarter EPS by one cent per diluted share on a rounded basis, and the effect on the full-year EPS was negligible. Cash and cash equivalents at fiscal year-end totaled $44.1 million. Cash provided by operating activities was $2.8 million in fiscal 2003. The company invested $4.3 million in capital expenditures to support current and future growth. Financing activities, excluding the PIPE, provided cash of $1.4 million primarily from options exercises of $1.7 million, net of lease and other debt payments.

         "This has been a terrific year for Synovis, with strong organic revenue growth, bottom line leverage and EPS growth that exceeded all expectations - as well as the incredibly successful PIPE transaction that added cash of $36.5 million," said Karen Gilles Larson, Synovis Life Technologies president and chief executive officer. "Our performance was recognized by inclusion in Fortune, Forbes and Investor's Business Daily stock lists. Surgical business revenue rose 31 percent; the fifth consecutive year of increasing growth rates. Our interventional business demonstrated strong revenue growth with a 59 percent growth rate in fiscal 2003, following a 60 percent growth rate in fiscal 2002. In fiscal 2003, we increased our R&D investment by 68 percent to $3.8 million, and we plan to raise our R&D investment by as much as 44 percent in the coming year. We are constantly preparing the way for continuing success."

SURGICAL BUSINESS

         Surgical business revenue increased 27 percent in the fourth quarter to $6.6 million from $5.2 million in the year-ago period. Due to product mix and higher scrap rates, the quarterly gross margin declined 1.6 percentage points to
64.1 percent in the fourth quarter. However for the fiscal year, product mix and efficiencies drove a 1.4 percentage point gross margin gain. Fourth-quarter operating income grew to $1.0 million, a 20 percent rise over $874,000 in the year-ago period. The surgical business develops, manufactures and markets implantable biomaterial products, tools to facilitate cardiovascular surgeries and products for microsurgery.

         For fiscal 2003, surgical business revenue grew 31 percent to $25.6 million, while operating income rose 96 percent to $4.7 million, leveraging gross margin improvements and




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Synovis Life Technologies, Inc.
December 3, 2003
Page 3

expense reduction as a percentage of revenue. The operating margin for the surgical business for fiscal 2003 was 18.3 percent, up from 12.2 percent in fiscal 2002.

         "Peri-Strips(R), our patent-protected biomaterial device, has been the leading growth driver in the surgical line," said Larson. "With the upcoming opportunity from lung volume reduction surgery and a third application on the horizon, we expect this product to continue to deliver substantial growth." Synovis plans to seek FDA marketing clearance for a third Peri-Strips application in fiscal 2004.

         Peri-Strips sales generated net revenue of $3.1 million in the fourth quarter, a 42 percent increase over the year-ago quarter. In fiscal 2003, Peri-Strips revenue grew to $11.7 million, a 62 percent rise over the previous year. Peri-Strips' use in gastric bypass surgery, a treatment for morbid obesity that affects more than 15 million Americans, is driving the current sales momentum. Increasing numbers of surgeons are appreciating Peri-Strips' value in reinforcing the staple line to reduce the risk of life-threatening complications, and increasing numbers of patients are seeking gastric bypass surgery. Projections call for at least 80,000 gastric bypass procedures in 2003, followed by 110,000 to 150,000 in 2004. Further, more gastric bypass surgeries are being performed laparoscopically, a technique in which surgeons generally use more Peri-Strips per surgery than an open surgical procedure.

         International Peri-Strips sales rose 105 percent in the fourth quarter and 41 percent for the fiscal year, while domestic Peri-Strips revenue grew 39 percent in the quarter and 63 percent in fiscal 2003. In Europe, there is increasing interest in gastric bypass procedures as a treatment for morbid obesity, which led to the strong international sales increase.

         In August 2003, the Centers for Medicare and Medicaid Services (CMS) announced its intent to provide reimbursement for certain patients undergoing lung volume reduction surgery (LVRS), a treatment for late-stage emphysema that involves the use of Peri-Strips. While this development is expected to spur demand for Peri-Strips, the rate at which the demand will develop as well as the ultimate annual demand are unknown. Initially, CMS indicated that it would take six to nine months to implement the coverage decision, that is, a February to May 2004 timeframe. Current indications are that implementation will likely occur in January 2004. In its fiscal 2004 guidance, Synovis included $1.5 million in revenue from LVRS. Synovis will, as always, adjust its guidance when and if it seems appropriate to do so.



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Synovis Life Technologies, Inc.
December 3, 2003
Page 4

         Sales in the microsurgery product line rose 23 percent to $345,000 in the fourth quarter and showed a 26 percent year-over-year increase. The primary product in the microsurgery product line is the Coupler, a proprietary device used by microsurgeons to connect extremely small blood vessels, primarily veins, without sutures, quickly, easily and with consistently excellent results. Synovis sees a significant market opportunity for this product with microsurgeons, who perform a wide range of procedures in various specialties. In addition, R&D is progressing on two new versions of the Coupler - one version to incorporate the ability to detect blood flow and the other for the coronary market.
         Sales of Veritas(R), a patented remodelable biomaterial, are gaining ground, growing 172 percent for both the fourth quarter and fiscal 2003. This product has FDA marketing clearance and CE Mark approval for use in surgical procedures to treat urologic and gynecologic conditions common among post-menopausal women and for soft tissue repair.

INTERVENTIONAL BUSINESS

         Interventional business revenue grew to $8.3 million in the fourth quarter, up 27 percent over the same period last year. The fourth-quarter gross margin was essentially the same as the prior-year quarter. Quarterly operating income reached $965,000, a 123 percent gain over the prior-year quarter.

         Fiscal 2003 revenue increased 59 percent to $32.4 million, while operating income grew to $2.7 million, up 23 percent. The fiscal 2003 gross margin, at 27.5 percent, was 5.2 percentage points lower than last year due to: product mix, the cost of a growing workforce, opening a new facility in Puerto Rico and $415,000 in milestone payments with no cost to Synovis in the previous year.

         The interventional business prototypes and manufactures coils, helices, stylets, guidewires and complex micro-wire, polymer and machined components for the interventional medical device industry. Most interventional products are used by manufacturers in devices for cardiac rhythm management, neurostimulation and vascular procedures, all fast-growing markets.

         "Our interventional business revenue jumped 59 percent over fiscal 2002," said Larson. "We have customarily experienced and come to expect inherent quarterly variations in revenue within this business, and this year was no exception. We continue to be excited about




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Synovis Life Technologies, Inc.
December 3, 2003
Page 5

the multiple growth opportunities for the interventional business. In the fourth quarter and for the fiscal year, all interventional product categories showed significant increases. The products we provide to interventional device companies are used in a multitude of devices in fast-growing medical markets. Three customers each accounted for more than 10 percent of fiscal 2003 interventional business revenue, and all significantly increased their business with us. Further, finished goods inventory of $2.1 million at October 31, 2003, reflected our customers' firm purchase orders."

         In addition, the interventional business is developing proprietary products to be sold to its customers, creating new opportunities. The company is seeking to have its first such product, a steerable stylet, cleared to market in the first half of fiscal 2004.

OUTLOOK FOR FISCAL 2004

         In mid-October, Synovis Life Technologies announced revenue and earnings guidance for fiscal 2004. The company anticipates consolidated revenue of $75 million to $79 million, a 29 to 36 percent increase over fiscal 2003 consolidated revenue. The company is projecting earnings per diluted share of 56 cents to 60 cents for fiscal 2004, a 19 to 28 percent gain over the just-completed year. This projection includes the impact of the 16 percent increase in outstanding shares as a result of the private placement.

         Larson concluded, "We just finished a great year, and we are fully engaged in the process of continuing our growth and producing new opportunities in fiscal 2004 and beyond. We are well positioned. Both our interventional and surgical businesses have unique in-demand products in strong and growing markets. We are advancing and adapting our technologies and capabilities for opportunities ahead, seeking acquisitions with a sound strategic fit, and investing in R&D and infrastructure to set the stage for future growth."

CONFERENCE CALL AND WEBCAST

         Synovis Life Technologies, Inc., will host a live Webcast of its fiscal fourth-quarter conference call today, December 3, at 10:00 a.m. CT to discuss the company's fiscal fourth-quarter and full-year results, as well as current market opportunities and the outlook for fiscal 2004. To access the Webcast, go to the investor information section of the company's Web site, www.synovislife.com, and click on the Webcast icon. The Webcast replay will be




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Synovis Life Technologies, Inc.
December 3, 2003
Page 6

available from noon CT today until 5:00 p.m. CT, Friday, January 2, 2004.

         If you do not have access to the Internet and want to listen to an audio replay of the fourth-quarter conference call, dial (800) 405-2236 and enter access number 560253. The audio replay will be available beginning at noon CT today through 5:00 p.m. CT on Friday, December 5.

ABOUT SYNOVIS LIFE TECHNOLOGIES

         Synovis Life Technologies, Inc., based in St. Paul, Minn., is a diversified medical device company engaged in developing, designing, manufacturing and bringing to market medical devices for the surgical and interventional treatment of disease. For additional information on Synovis Life Technologies and its businesses, visit the company's Web site at www.synovislife.com.

         Forward-looking statements contained in this press release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The statements can be identified by words such as "should", "may", "will", "expect", "believe", "anticipate", "estimate", "continue", or other similar expressions. Certain important factors that could cause results to differ materially from those anticipated by the forward-looking statements made herein include the timing of product introductions, the number of certain surgical procedures performed and the level of orders from contract manufacturing customers. A full discussion of factors can be found in the company's Annual Report on Form 10-K for the year ended October 31, 2002.




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Synovis Life Technologies, Inc.
December 3, 2003
Page 7


SYNOVIS LIFE TECHNOLOGIES, INC.


Consolidated Results of Operations (unaudited)
(in thousands, except per share data)

                                                Three Months Ended                     Fiscal Year Ended
                                                    October 31,                           October 31,
                                              2003               2002              2003                2002
                                              ----               ----              ----                ----

Net revenue                                $14,943             $11,770             $57,989             $39,962
Cost of revenue                              8,250               6,392              32,559              20,958
Gross margin                                 6,693               5,378              25,430              19,004
Gross margin percentage                         45%                 46%                 44%                 48%
Selling, general and
   administrative                            3,691               3,264              14,276              12,182
Research and development                       989                 807               3,806               2,272
Operating income                             2,013               1,307               7,348               4,550
Interest, net                                   44                   1                  41                  35
Income before provision for
   income taxes                              2,057               1,308               7,389               4,585

Provision for income taxes                     587                 430               2,416               1,544

Net income                                 $ 1,470             $   878             $ 4,973             $ 3,041

Basic earnings per share                   $  0.14             $  0.09             $  0.50             $  0.32
Diluted earnings per share                 $  0.13             $  0.09             $  0.47             $  0.31


Weighted basic shares
   outstanding                              10,547               9,561               9,920               9,435
Weighted diluted shares
   outstanding                              11,236               9,908              10,574               9,849




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Synovis Life Technologies, Inc.
December 3, 2003
Page 8


Business Segment Information
(in thousands)

                                               Three Months Ended                   Fiscal Year Ended
                                                  October 31,                          October 31,
                                            2003                 2002             2003                2002
                                            ----                 ----             ----                ----
Net revenue
    Surgical business                      $ 6,619             $ 5,219         $25,623             $19,546
    Interventional business                  8,324               6,551          32,366              20,416
                                           -------             -------         -------             -------
    Total                                  $14,943             $11,770         $57,989             $39,962

Gross margin
    Surgical business                      $ 4,240             $ 3,428         $16,529             $12,332
    Interventional business                  2,453               1,950           8,901               6,672
                                           -------             -------         -------             -------
    Total                                  $ 6,693             $ 5,378         $25,430             $19,004

Gross margin percentage
    Surgical business                           64%                 66%             65%                 63%
    Interventional business                     29%                 30%             28%                 33%
    Total                                       45%                 46%             44%                 48%

Operating income
    Surgical business                      $ 1,048             $   874         $ 4,681             $ 2,387
    Interventional business                    965                 433           2,667               2,163
                                           -------             -------         -------             -------

    Total                                  $ 2,013             $ 1,307         $ 7,348             $ 4,550






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Synovis Life Technologies, Inc.
December 3, 2003
Page 9



Consolidated Condensed Balance Sheets (unaudited)
As of October 31, 2003 and 2002
(in thousands, except share and per share data)

                                                                                October 31,         October 31,
                                                                                   2003                 2002
                                                                              -------------        -------------
ASSETS
Current assets:
Cash and cash equivalents                                                     $      44,102        $       7,866
Accounts receivable, net                                                              6,541                4,815
Inventories                                                                          10,849                7,368
Other                                                                                 1,891                  971
                                                                              -------------        -------------
    Total current assets                                                             63,383               21,020


Property, plant and equipment, net                                                   10,559                8,408
Goodwill and other intangible assets, net                                             6,892                7,127
Other                                                                                    11                   58
                                                                              -------------        -------------
    Total assets                                                              $      80,845        $      36,613
                                                                              =============        =============


LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued expenses                                         $       5,903        $       5,471
Current maturities of long-term obligations                                             281                  362
                                                                              -------------        -------------
    Total current liabilities                                                         6,184                5,833


Long-term obligations and deferred income taxes                                         599                  482
                                                                              -------------        -------------

    Total liabilities                                                                 6,783                6,315
                                                                              -------------        -------------


Shareholders' equity:
Preferred stock: authorized 5,000,000 shares of $.01 par
     value; none issued or outstanding at both dates                                     --                   --
Common stock: authorized 20,000,000 shares of $.01 par
     value; issued and outstanding, 11,435,638 and 9,586,222
     at October 31, 2003 and 2002, respectively                                         114                   96
Additional paid-in capital                                                           69,956               31,190
Unearned compensation                                                                     -                   (7)
Retained earnings (accumulated deficit)                                               3,992                 (981)
                                                                              -------------        -------------
    Total shareholders' equity                                                       74,062               30,298
                                                                              -------------        -------------
    Total liabilities and shareholders' equity                                $      80,845        $      36,613
                                                                              =============        =============

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